EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Yahaira Garcia-Perea
Marketing & Corporate Communications Manager
916-823-7214 | YahairaGarcia-Perea@bankofmarin.com

BANK OF MARIN BANCORP REPORTS THIRD QUARTER EARNINGS OF $5.3 MILLION
DEPOSIT STABILITY AND STRONG CREDIT

NOVATO, CA, October 23, 2023 - Bank of Marin Bancorp, "Bancorp" (Nasdaq: BMRC), parent company of Bank of Marin, "Bank," announced earnings of $5.3 million for the third quarter of 2023, compared to $4.6 million for the second quarter of 2023. Diluted earnings per share were $0.33 for the third quarter, compared to $0.28 for the prior quarter. Earnings for the first nine months of 2023 totaled $19.3 million, compared to $33.7 million for the same period in 2022. Diluted earnings per share were $1.20 and $2.11 for the first nine months of 2023 and 2022, respectively. Earnings reported for 2022 were impacted by the costs associated with our most recent acquisition, the details of which were discussed in previous filings.

Concurrent with this release, Bancorp issued presentation slides providing supplemental information, some of which will be discussed during the third quarter 2023 earnings call. The earnings release and presentation slides are intended to be reviewed together and can be found online on Bank of Marin’s website at www.bankofmarin.com. under “Investor Relations.”

“We expanded net interest margin and improved our interest rate risk and liquidity positions in the third quarter by reducing borrowings and investments, increasing deposits and cash, and executing balance sheet hedges,” said Tim Myers, President and Chief Executive Officer. “We continued to generate strong deposit growth in the quarter, emphasizing our relationship-based banking model to attract new clients and expand our relationships with existing customers. While the macroeconomic picture remains somewhat uncertain, our loan pipeline is robust, and fourth quarter loan production is shaping up to be strong.”

Bancorp also provided the following highlights for the third quarter of 2023:

•The third quarter tax-equivalent net interest margin increased 3 basis points to 2.48% from 2.45% in the previous quarter due primarily to higher rates on interest-bearing cash balances generated from securities sales.

•Our experienced team of bankers continued to build upon our strong deposit franchise with consistent growth from proactive outreach to both existing and prospective customers in all of our markets. As a result, total deposits increased by $118.5 million to $3.444 billion as of September 30, 2023 from $3.325 billion as of June 30, 2023. Non-interest bearing deposits remained stable at 47.7% of total deposits at September 30, 2023, compared to 47.8% at June 30, 2023. Average cost of deposits increased 25 basis points over the third quarter, from 0.69% to 0.94%, compared to a 49 basis point increase in the prior quarter. We believe we are competitively aligned in regard to deposit pricing, helping to maintain deposit levels. Customer participation in the reciprocal deposit network program grew $62.3 million during the quarter to $483.3 million, and estimated uninsured deposits remained at 29% of total deposits as of September 30, 2023.

•Total borrowings declined $172.2 million to $120.0 million during the third quarter as a result of deposit growth and cash flows from investments and loans. Net available funding sources of $2.1 billion provided 211% coverage of an estimated $989.8 million in uninsured deposits at September 30, 2023.

•Our loan portfolio continues to perform well with classified loans at 1.90% of total loans. Non-owner-occupied commercial real estate loans made up $23.6 million or 59% of total classified loans as of

September 30, 2023, compared to $24.3 million or 64% at June 30, 2023. Shortly after quarter-end three unsecured commercial substandard loans to one borrower totaling approximately $4.6 million paid off.

•Non-accrual loans were 0.27% of total loans at quarter end, up from 0.10% at June 30, 2023. Two loans totaling $4.0 million moved to non-accrual status in the third quarter, one of which for $3.8 million was a legacy acquired-bank agricultural loan. These increases were partially offset by $471 thousand in payoffs and paydowns. All of the non-accrual loans are collateralized by real estate with no expected credit loss as of September 30, 2023.

•A $425 thousand provision for credit losses on loans in the third quarter brought the allowance for credit losses to 1.16% of total loans. The provision was due primarily to qualitative risk factor adjustments as discussed further below and compared to a provision of $500 thousand for the previous quarter.

•Loan balances of $2.087 billion at September 30, 2023, decreased $15.9 million from $2.103 billion at June 30, 2023 reflecting originations of $22.7 million and payoffs of $12.7 million. New loans were originated at rates approximately 150 basis points above the rates on loans paid off during the quarter. Loan amortization from scheduled repayments and a net decrease in utilization of credit lines was $25.9 million during the quarter.

•Return on average assets ("ROA") was 0.52% for the third quarter of 2023, compared to 0.44% for the second quarter of 2023. Return on average equity ("ROE") was 4.94%, compared to 4.25% for the prior quarter. The efficiency ratio for the third quarter of 2023 was 72.96%, compared to 76.91% for the prior quarter.

•All capital ratios were above well-capitalized regulatory requirements. The total risk-based capital ratios at September 30, 2023 for Bancorp and the Bank were 16.6% and 16.1%, respectively. Bancorp's tangible common equity to tangible assets ("TCE ratio") was 8.6% at September 30, 2023, and the Bank's TCE ratio was 8.3%. As of September 30, 2023, Bancorp's TCE ratio, net of after tax unrealized losses on held-to-maturity securities, was 6.1% (refer to the discussion and reconciliation of this non-GAAP financial measure below).

•The Board of Directors declared a cash dividend of $0.25 per share on October 20, 2023, which represents the 74th consecutive quarterly dividend paid by Bancorp. The dividend is payable on November 10, 2023, to shareholders of record at the close of business on November 3, 2023.

•As previously announced, David Bloom, Executive Vice President and Head of Commercial Banking, joined the Bank on July 31 and is responsible for the direction, vision, growth, and performance of the Bank’s commercial banking division, including its eight regional offices located throughout northern California and its specialty wine business. He previously served as senior managing director of business banking in northern California and the Pacific Northwest at First Republic Bank. Under David's direction we have already funded or approved for funding amounts exceeding third quarter originations since quarter end.
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•Also as previously announced, effective October 20, 2023, the Board of Directors for Bank of Marin Bancorp appointed Cigdem Gencer to its board, increasing its membership to thirteen directors. Gencer brings extensive leadership and financial services experience to the Board. Throughout her career, she has developed and executed transformative growth, expansion, and investment strategies for organizations, including international expansion efforts. For nearly two decades, Gencer served as executive vice president at a Fortune 500 financial institution where she served as head of international human resources, head of enterprise data strategy and analytics in the Chief Data Office, and chief financial officer, chief operating officer, and regional sales director for its Private Wealth division. Her experience also includes serving as a management consultant in the financial services sector and chief financial officer at Intrax, Inc. In 2021, she established Fazilet Consulting—an executive coaching and organizational consulting firm—in which she also serves as an executive coach.

“As we have done throughout our 33-year history, we are intently focused on balance sheet strength, including strong capital levels, as we grow alongside our customers and pursue reliable returns on behalf of our shareholders,” said Tani Girton, Executive Vice President and Chief Financial Officer. “Securities sales and balance sheet hedges muted the impact of interest rate increases on tangible capital while deposit growth and cash flows from our earning asset portfolios enabled a significant reduction in borrowings. We remain proactive and successful in managing credit, and are dedicated to prudent investments in our people and infrastructure as well as cost control.”

Loans and Credit Quality

Loans decreased by $15.9 million for the third quarter of 2023 and totaled $2.087 billion at September 30, 2023, compared to $2.103 billion at June 30, 2023. Loan originations for the third quarter were $22.7 million, compared to $22.8 million for the second quarter of 2023. Loan payoffs were $12.7 million for the third quarter, compared to $24.6 million for the second quarter of 2023. In addition, loan amortization from scheduled repayments totaling $20.0 million and net decrease in utilization of credit lines of $5.9 million contributed to the decline in loans for the quarter ended September 30, 2023. Bank of Marin has continued its usual steadfast conservative underwriting practices and has not changed its credit standards or policies in reaction to current market conditions. Our portfolio management and credit teams are exercising heightened awareness of the potential for credit quality deterioration. The Bank continues to focus on extending credit within the markets we know best and serving the needs of our existing clients while ensuring new opportunities present the appropriate levels of risk and return.

Loans decreased $5.6 million during the nine months ended September 30, 2023, compared to a $97.3 million decrease in loans during the nine months ended September 30, 2022. Loan originations were $90.3 million for the nine months ended September 30, 2023, compared to $204.1 million for the nine months ended September 30, 2022. Excluding PPP loans, payoffs were $57.7 million in the nine months ended September 30, 2023, compared to $204.2 million for the same period in 2022. PPP loan payoffs during the nine months ended September 30, 2023 and 2022 were $1.8 million and $103.6 million, respectively. In addition, loan amortization from scheduled repayments totaling $60.6 million was partially offset by a $24.2 million net increase in utilization of credit lines in the nine months ended September 30, 2023.

Non-accrual loans totaled $5.7 million, or 0.27% of the loan portfolio at September 30, 2023, compared to $2.1 million, or 0.10% at June 30, 2023.

Classified loans totaled $39.7 million at September 30, 2023, compared to $38.1 million at June 30, 2023. The increase was primarily due to the addition of three loans totaling $6.3 million. Of the additions, $6.1 million were comprised of two owner-occupied commercial real estate loans. These additions were offset by $4.7 million in payoffs and paydowns. Accruing loans past due 30 to 89 days totaled $2.2 million at September 30, 2023, compared to $983 thousand at June 30, 2023.

With the heightened market concern about non-owner-occupied commercial real estate, and in particular the office sector, we are providing the following additional information. We continue to maintain diversity among property types and within our geographic footprint. In particular, our office commercial real estate portfolio in the City of San Francisco represents just 3% of our total loan portfolio and 6% of our total non-owner occupied commercial real estate portfolio. As of the last measurement period (generally December 2022), the weighted average loan-to-value and weighted average debt-service coverage ratios for the entire non-owner-occupied office portfolio were 56% and 1.68x, respectively. For the eleven non-owner-occupied office loans in the City of San Francisco, the weighted average loan-to-value and debt-service coverage ratios were 66% (61% unweighted) and 1.07x (1.34x unweighted), respectively. During the quarter we conducted a review of the refinance risk in our non-owner-occupied commercial real estate portfolio, the results of which can be seen on slide 13 of our earnings presentation. We evaluated 36 loans with commitments of $1.0 million or more totaling $97.4 million that mature or reprice in 2023 or 2024. We determined that the refinance risk on these loans is manageable with weighted average debt service coverage ratios ranging from 1.28 to 2.01 times across the four cohorts based on current interest rates.

Net recoveries for the third quarter of 2023 totaled $3 thousand, compared to net recoveries of $2 thousand for the second quarter of 2023. The ratio of allowance for credit losses to total loans was 1.16% at September 30, 2023, compared to 1.13% at June 30, 2023.

The provision for credit losses on loans in the third quarter was $425 thousand, compared to $500 thousand in the prior quarter. The provision was due primarily to increases in qualitative factors related to trends in adversely graded, non-owner-occupied commercial real estate loans and the potential impact of rapidly increasing interest rates and other external factors on both our non-owner-occupied commercial real estate and construction portfolios. These increases were partially offset by the impact of the decrease in loan balances.

There was no provision for credit losses on unfunded loan commitments in the third quarter of 2023, compared to a $168 thousand reversal of the provision in the prior quarter, due mainly to a $39.9 million decrease in total unfunded commitments.

Cash, Cash Equivalents and Restricted Cash

Total cash, cash equivalents and restricted cash were $123.1 million at September 30, 2023, compared to $39.7 million at June 30, 2023. The $83.5 million increase was due primarily to the sale of $82.7 million of available-for-sale securities in the third quarter, which resulted in 3 basis points of net interest margin expansion due to the higher interest rate earned on cash and provided diversification to our liquidity profile.

Investments

The investment securities portfolio totaled $1.594 billion at September 30, 2023, a decrease of $123.8 million from June 30, 2023. The decrease was primarily the result of sales of $82.7 million available-for-sale securities, principal repayments totaling $28.8 million, an $11.0 million increase in pre-tax unrealized losses on available-for-sale investment securities, and $1.3 million in net amortization. The securities sales and $102 million fair value hedge reduced the impact of interest rate increases on tangible capital over the quarter by approximately 7 basis points. The $2.8 million net loss on the sale of securities was offset by a $2.8 million gain from the sale of our remaining investment in Visa Inc. Class B restricted common stock, which had a zero carrying value. Both the available-for-sale and held-to-maturity portfolios are eligible for pledging to FHLB or the Federal Reserve as collateral for borrowing. The portfolios are comprised of high credit quality investments with average effective durations of 4.07 on available-for-sale securities and 5.95 on held-to-maturity securities. Both portfolios generate cash flows monthly from interest, principal amortization and payoffs, which supports the Bank's liquidity. Those cash flows totaled $41.1 million and $36.7 million in the third and second quarters of 2023, respectively.

Deposits

Deposits totaled $3.444 billion at September 30, 2023, an increase of $118.5 million compared to $3.325 billion at June 30, 2023, and a decrease of $129.7 million from $3.573 billion at December 31, 2022. We have seen stability in deposit trends, including the utilization of our available deposit networks. That stability extended to our mix in deposits, new account activity and overall growth. Non-interest bearing deposits made up 47.7% of total deposits at September 30, 2023, compared to 47.8% at June 30, 2023. Money market balances increased from 30.9% to 31.7% and time deposits increased from 6.1% to 6.7% of total deposits. Additionally, the Bank's competitive and balanced approach to relationship management and focused outreach supported the growth, adding over 1,200 new accounts during the third quarter, 38% of which were new relationships, bringing the total to over 3,600 new accounts in 2023 (excluding new reciprocal accounts). As a result, we are closing the gap on the deposit outflows experienced in the first quarter of 2023 without accessing brokered deposit markets. As of September 30, 2023, 61% of deposit balances were held in business accounts with average balances of $130 thousand per account. The remaining 39% were consumer accounts with average balances of $41 thousand per account. The largest depositor represented 0.8% of total deposits and the combined four largest depositors represented 3.0% of total deposits. Our liquidity policies require that compensating cash or investment security balances be held against concentrations over a certain level.

Borrowings and Liquidity

At September 30, 2023, the Bank had $120.0 million in outstanding borrowings, compared to $292.2 million at June 30, 2023, a reduction of $172.2 million. This decrease was the result of deposit growth and investment and loan cash flows. Although available as a liquidity source, we have not needed to utilize brokered deposits. Net available funding sources, including unrestricted cash, unencumbered available-for-sale securities and total available borrowing capacity was $2.086 billion, or 61% of total deposits and 211% of estimated uninsured and/or uncollateralized deposits as of September 30, 2023. The Federal Reserve's new Bank Term Funding Program ("BTFP") facility offers borrowing capacity based on par values of securities pledged making the funds available less sensitive to changes in market rates. The following table details the components of our contingent liquidity sources as of September 30, 2023.

(in millions)	Total Available	Amount Used	Net Availability
Internal Sources
Unrestricted cash [1]	$102.6	$—	$102.6
Unencumbered securities at market value	613.7	—	613.7
External Sources
FHLB line of credit	1,023.2	—	1,023.2
FRB line of credit and BTFP facility	331.9	(120.0)	211.9
Lines of credit at correspondent banks	135.0	—	135.0
Total Liquidity	$2,206.4	$(120.0)	$2,086.4
1 Excludes cash items in transit as of September 30, 2023.
Note: Brokered deposits available through third-party networks are not included above.

Capital Resources

The total risk-based capital ratio for Bancorp was 16.6% at September 30, 2023, compared to 16.4% at June 30, 2023. The total risk-based capital ratio for the Bank was 16.1% at September 30, 2023, compared to 16.0% at June 30, 2023.

Bancorp's tangible common equity to tangible assets ("TCE ratio") was 8.63% at September 30, 2023, compared to 8.64% at June 30, 2023. The TCE ratio was flat quarter over quarter as the shareholder dividend payment and increased unrealized losses on available-for-sale securities due to rising interest rates offset the positive effect of third quarter net income. The Bank's capital plan and point-in-time capital stress tests indicate that capital ratios will remain above regulatory well-capitalized and internal policy minimums throughout the five-year forecast horizon and across stress scenarios. The TCE ratio if held-to-maturity securities were treated the same as available-for-sale securities at September 30, 2023 would have been 6.1%. Management believes this non-GAAP measure is important because it reflects the level of capital available to withstand drastic changes in market conditions (refer to the discussion and reconciliation of this non-GAAP financial measure below).

Earnings

Net Interest Income

Net interest income totaled $24.5 million for the third quarter of 2023, compared to $24.1 million for the prior quarter. The $339 thousand increase from the prior quarter was primarily related to an increase of approximately $358 thousand in interest income from the investment of securities sales proceeds into interest-bearing cash. The $2.3 million reduction in borrowing cost for the quarter was offset by rising deposit rates and higher average deposit balances that resulted in an additional $2.4 million in interest expense.

Net interest income totaled $78.5 million for the nine months ended September 30, 2023, compared to $94.1 million for the same period in the prior year. The $15.6 million decrease from the prior year was primarily due to higher funding costs of $23.9 million, partially offset by higher average yields on earning assets.

The tax-equivalent net interest margin was 2.48% for the third quarter of 2023, compared to 2.45% for the prior quarter. The increase from the prior quarter was primarily due to a $73.3 million increase in average interest-bearing cash balances with an average yield of 5.37% from securities sales proceeds.

The tax-equivalent net interest margin was 2.66% for the nine months ended September 30, 2023, compared to 3.06% for the same period in the prior year. The decrease was primarily attributed to higher deposit and borrowing costs, partially offset by higher interest rates on loans and investment securities. Average interest-bearing deposits balances decreased by $164.2 million while the average cost increased by 55 basis points, mainly for money market and time deposit account types, decreasing the margin by 46 basis points. Average borrowings and other obligations increased by $260.6 million at an average cost of 5.14%, an increase of 4.43%, decreasing the margin by 34 basis points. Average loan balances decreased by $87.3 million while the average yield increased by 36 basis points, increasing the margin by 20 basis points. Average investment securities increased $26.2 million, and their average yield increased 31 basis points, improving the margin by 19 basis points.

Non-Interest Income

Non-interest income totaled $2.6 million for the third quarter of 2023, compared to $2.7 million for the prior quarter. The $141 thousand decrease from the prior quarter was primarily related to a decrease in debit card interchange income.

Non-interest income totaled $8.3 million for the nine months ended September 30, 2023, materially unchanged from the same period of the prior year. The $46 thousand decrease from the prior year period was mostly attributable to decreases in other income including one-way deposit and cash management fees and in wealth management and trust services income, partially offset by higher bank-owned life insurance benefit payments and balances and dividends on Federal Home Loan Bank stock.

Non-Interest Expense

Non-interest expense totaled $19.7 million for the third quarter of 2023, compared to $20.7 million for the prior quarter. The $918 thousand decrease from the prior quarter primarily resulted from a $675 thousand decrease in salaries and related benefits mainly due to decreases in accrued incentive and profit sharing expenses and 401(k) contributions, $618 thousand less in charitable contributions as our annual grant program normally occurs in the second quarter, and a $197 thousand decrease related to a catch-up adjustment in the second quarter for increased FDIC assessments to strengthen the Deposit Insurance Fund. These decreases were partially offset by a $533 thousand net increase in other expense, primarily due to a $688 thousand increase in expenses and fees associated with our customers' participation in reciprocal deposit networks to bolster their FDIC insured balances.

Non-interest expense totaled $60.2 million for the nine months ended September 30, 2023, compared to $57.0 million for the same period of prior year, an increase of $3.2 million. Other expense increased by $1.8 million primarily due to a $1.5 million increase in expenses and fees associated with reciprocal deposits placed into deposit networks. Salaries and related benefits increased by $641 thousand primarily due to regularly scheduled annual merit and other increases, the hiring of several key employees and officers, and lower deferred loan origination costs, partially offset by a reduction in accrued incentive and profit sharing expenses. Occupancy and equipment and depreciation and amortization expenses rose $628 thousand and $446 thousand, respectively, mainly from the acceleration of lease-related costs for branch closures in the first quarter of 2023. Beginning in 2024, the estimated annual pre-tax savings from branch closures are expected to be approximately $1.4 million. In addition, the FDIC insurance assessment rose by $538 thousand due to the increased statutory rate. These increases were partially offset by a $593 thousand decrease in data processing expenses due to our core system contract renegotiation for the current period and because the prior year included data processing expenses largely eliminated after the systems conversion associated with the American River Bankshares merger. In addition, other real estate owned expenses decreased by $307 thousand due to the write-down in the prior year of the asset that was sold in the third quarter of 2023.

Statement Regarding use of Non-GAAP Financial Measures
Results for 2022 were impacted by costs associated with our 2021 acquisition of American River Bankshares, which we considered immaterial to discuss in this release. For additional information regarding the impact of non-GAAP adjustments to our third quarter and year-to-date 2022 performance measures, refer to Form 10-Q filed on November 8, 2022.

Financial results are presented in accordance with GAAP and with reference to certain non-GAAP financial measures. Management believes that, given recent industry turmoil, the presentation of Bancorp's non-GAAP TCE ratio reflecting the after tax impact of unrealized losses on held-to-maturity securities provides useful supplemental information to investors because it reflects the level of capital available to withstand drastic changes in market conditions. Because there are limits to the usefulness of this measure to investors, Bancorp encourages readers to consider its annual and quarterly consolidated financial statements and notes related thereto for their entirety, as filed with the Securities and Exchange Commission, and not to rely on any single financial measure. A reconciliation of the non-GAAP TCE ratio is presented below.

Reconciliation of GAAP and Non-GAAP Financial Measures

(in thousands, unaudited)		September 30, 2023	December 31, 2022
Tangible Common Equity - Bancorp
Total stockholders' equity		$418,618	$412,092
Goodwill and core deposit intangible		(76,850)	(77,870)
Total TCE	a	341,768	334,222
Unrealized losses on HTM securities, net of tax		(107,011)	(89,432)
TCE, net of unrealized losses on HTM securities (non-GAAP)	b	$234,757	$244,790
Total assets		$4,035,549	$4,147,464
Goodwill and core deposit intangible		(76,850)	(77,870)
Total tangible assets	c	3,958,699	4,069,594
Unrealized losses on HTM securities, net of tax		(107,011)	(89,432)
Total tangible assets, net of unrealized losses on HTM securities (non-GAAP)	d	$3,851,688	$3,980,162
Bancorp TCE ratio	a / c	8.6%	8.2%
Bancorp TCE ratio, net of unrealized losses on HTM securities (non-GAAP)	b / d	6.1%	6.2%

Share Repurchase Program

On July 21, 2023, the Board of Directors approved the adoption of Bancorp's new share repurchase program, which replaced the existing program that expired on July 31, 2023, for up to $25.0 million and expiring on July 31, 2025. There have been no repurchases in 2023.

Earnings Call and Webcast Information

Bank of Marin Bancorp (Nasdaq: BMRC) will present its second quarter earnings call via webcast on Monday, October 23, 2023 at 8:30 a.m. PT/11:30 a.m. ET. Investors can listen to the webcast online through Bank of Marin’s website at www.bankofmarin.com. under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call. Closed captioning will be available during the live webcast, as well as on the webcast replay.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in Northern California, with assets of $4.0 billion, Bank of Marin has 27 retail branches and 8 commercial banking offices located across 10 counties. Bank of Marin provides commercial banking, personal banking, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions and the economic uncertainty in the United States and abroad, including economic or other disruptions to financial markets caused by acts of terrorism, war or other conflicts such as Russia's military action in Ukraine and more recently between Israel and Hamas, impacts from inflation, supply change disruptions, changes in interest rates (including the actions taken by the Federal Reserve to control inflation), California's unemployment rate, deposit flows, real estate values, and expected future cash flows on loans and securities; costs or effects of acquisitions; competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; natural disasters (such as wildfires and earthquakes in our area); adverse weather conditions; interruptions of utility service in our markets for sustained periods; and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting our operations, pricing, products and services; and successful integration of acquisitions. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP FINANCIAL HIGHLIGHTS
	Three months ended		Nine months ended
(in thousands, except per share amounts; unaudited)	September 30, 2023	June 30, 2023	September 30, 2023	September 30, 2022
Selected operating data and performance ratios:
Net income	$5,295	$4,551	$19,285	$33,705
Diluted earnings per common share	$0.33	$0.28	$1.20	$2.11
Return on average assets	0.52%	0.44%	0.63%	1.04%
Return on average equity	4.94%	4.25%	6.07%	10.65%
Efficiency ratio	72.96%	76.91%	69.37%	55.60%
Tax-equivalent net interest margin [1]	2.48%	2.45%	2.66%	3.06%
Cost of deposits	0.94%	0.69%	0.61%	0.06%
Net (recoveries) charge-offs	$(3)	$(2)	$(2)	$(3)

(in thousands; unaudited)	September 30, 2023	June 30, 2023	December 31, 2022
Selected financial condition data:
Total assets	$4,035,549	$4,092,133	$4,147,464
Loans:
Commercial and industrial	$174,096	$183,157	$173,547
Real estate:
Commercial owner-occupied	346,307	344,951	354,877
Commercial non-owner occupied	1,190,813	1,196,158	1,191,889
Construction	109,305	108,986	114,373
Home equity	83,267	85,587	88,748
Other residential	116,674	118,646	112,123
Installment and other consumer loans	66,480	65,311	56,989
Total loans	$2,086,942	$2,102,796	$2,092,546
Non-accrual loans: [1]
Real estate:
Commercial owner-occupied	$4,281	$457	$1,563
Commercial non-owner occupied	901	906	—
Home equity	490	749	778
Installment and other consumer loans	—	—	91
Total non-accrual loans	$5,672	$2,112	$2,432
Classified loans (graded substandard and doubtful)	$39,697	$38,061	$28,109
Classified loans as a percentage of total loans	1.90%	1.81%	1.34%
Total accruing loans 30-89 days past due	$2,216	$983	$664
Allowance for credit losses to total loans	1.16%	1.13%	1.10%
Allowance for credit losses to non-accrual loans	4.28x	11.28x	9.45x
Non-accrual loans to total loans	0.27%	0.10%	0.12%
Total deposits	$3,443,684	$3,325,212	$3,573,348
Loan-to-deposit ratio	60.6%	63.2%	58.6%
Stockholders' equity	$418,618	$423,941	$412,092
Book value per share	$25.94	$26.32	$25.71
Tangible common equity to tangible assets - Bank	8.34%	8.39%	8.10%
Tangible common equity to tangible assets - Bancorp	8.63%	8.64%	8.21%
Total risk-based capital ratio - Bank	16.13%	15.99%	15.73%
Total risk-based capital ratio - Bancorp	16.56%	16.36%	15.90%
Full-time equivalent employees	334	317	313
[1] There were no non-performing loans over 90 days past due and accruing interest as of September 30, 2023, June 30, 2023 and December 31, 2022.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except share data; unaudited)	September 30, 2023	June 30, 2023	December 31, 2022
Assets
Cash, cash equivalents and restricted cash	$123,132	$39,657	$45,424
Investment securities:
Held-to-maturity, at amortized cost (net of zero allowance for credit losses at September 30, 2023, June 30, 2023 and December 31, 2022)	935,142	946,808	972,207
Available-for-sale (at fair value; amortized cost of $755,038, $856,166 and $892,605 at September 30, 2023, June 30, 2023 and December 31, 2022, respectively; net of zero allowance for credit losses at September 30, 2023, June 30, 2023 and December 31, 2022)	658,815	770,942	802,096
Total investment securities	1,593,957	1,717,750	1,774,303
Loans, at amortized cost	2,086,942	2,102,796	2,092,546
Allowance for credit losses on loans	(24,260)	(23,832)	(22,983)
Loans, net of allowance for credit losses on loans	2,062,682	2,078,964	2,069,563
Goodwill	72,754	72,754	72,754
Bank-owned life insurance	67,738	67,367	67,066
Operating lease right-of-use assets	21,589	22,739	24,821
Bank premises and equipment, net	8,174	8,683	8,134
Core deposit intangible, net	4,096	4,431	5,116
Other real estate owned	—	415	455
Interest receivable and other assets	81,427	79,373	79,828
Total assets	$4,035,549	$4,092,133	$4,147,464

Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$1,642,244	$1,588,723	$1,839,114
Interest bearing
Transaction accounts	221,128	229,434	287,651
Savings accounts	257,754	274,510	338,163
Money market accounts	1,090,181	1,029,082	989,390
Time accounts	232,377	203,463	119,030
Total deposits	3,443,684	3,325,212	3,573,348
Short-term borrowings and other obligations	120,335	292,572	112,439
Operating lease liabilities	24,040	25,220	26,639
Interest payable and other liabilities	28,872	25,188	22,946
Total liabilities	3,616,931	3,668,192	3,735,372
Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 30,000,000 shares; issued and outstanding - 16,139,321, 16,107,192 and 16,029,138 at September 30, 2023, June 30 2023 and December 31, 2022, respectively	217,202	216,589	215,057
Retained earnings	277,996	276,732	270,781
Accumulated other comprehensive loss, net of taxes	(76,580)	(69,380)	(73,746)
Total stockholders' equity	418,618	423,941	412,092
Total liabilities and stockholders' equity	$4,035,549	$4,092,133	$4,147,464

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	Three months ended		Nine months ended
(in thousands, except per share amounts; unaudited)	September 30, 2023	June 30, 2023	September 30, 2023	September 30, 2022
Interest income
Interest and fees on loans	$24,704	$24,579	$73,541	$70,368
Interest on investment securities	9,345	9,994	29,371	24,640
Interest on federal funds sold and due from banks	1,055	48	1,159	832
Total interest income	35,104	34,621	104,071	95,840
Interest expense
Interest on interest-bearing transaction accounts	270	234	758	230
Interest on savings accounts	229	146	545	93
Interest on money market accounts	5,988	4,292	11,365	1,184
Interest on time accounts	1,555	946	2,724	209
Interest on borrowings and other obligations	2,593	4,873	10,182	2
Total interest expense	10,635	10,491	25,574	1,718
Net interest income	24,469	24,130	78,497	94,122
Provision for (reversal of) credit losses on loans	425	500	1,275	(63)
Reversal of credit losses on unfunded loan commitments	—	(168)	(342)	(318)
Net interest income after provision for (reversal of) credit losses	24,044	23,798	77,564	94,503
Non-interest income
Wealth Management and Trust Services	515	559	1,585	1,737
Service charges on deposit accounts	508	520	1,561	1,488
Debit card interchange fees, net	456	555	1,458	1,538
Earnings on bank-owned life insurance, net	371	362	1,438	933
Dividends on Federal Home Loan Bank stock	324	290	916	759
Merchant interchange fees, net	117	127	377	430
Gains (losses) on sale of investment securities, net	14	—	14	(63)
Other income	293	326	923	1,496
Total non-interest income	2,598	2,739	8,272	8,318
Non-interest expense
Salaries and related benefits	10,741	11,416	33,087	32,446
Occupancy and equipment	1,973	1,980	6,367	5,739
Data processing	1,009	922	2,976	3,569
Professional services	757	797	2,677	2,314
Depreciation and amortization	423	400	1,705	1,259
Federal Deposit Insurance Corporation insurance	469	666	1,424	886
Information technology	411	357	1,138	1,519
Amortization of core deposit intangible	335	340	1,020	1,124
Directors' expense	272	300	893	838
Charitable contributions	20	638	707	605
Other real estate owned	—	44	48	355
Other expense	3,337	2,805	8,150	6,305
Total non-interest expense	19,747	20,665	60,192	56,959
Income before provision for income taxes	6,895	5,872	25,644	45,862
Provision for income taxes	1,600	1,321	6,359	12,157
Net income	$5,295	$4,551	$19,285	$33,705
Net income per common share:
Basic	$0.33	$0.28	$1.21	$2.12
Diluted	$0.33	$0.28	$1.20	$2.11
Weighted average shares:
Basic	16,028	16,009	16,002	15,912
Diluted	16,036	16,016	16,017	15,959
Comprehensive (loss) income:
Net income	$5,295	$4,551	$19,285	$33,705
Other comprehensive (loss) income:
Change in net unrealized gains or losses on available-for-sale securities	(13,425)	(10,928)	(8,140)	(97,094)
Reclassification adjustment for losses (gains) on available-for-sale securities included in net income	2,793	—	2,793	63
Net unrealized losses on securities transferred from available-for-sale to held-to-maturity	—	—	—	(14,847)
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	411	451	1,325	1,126
Other comprehensive (loss) income, before tax	(10,221)	(10,477)	(4,022)	(110,752)
Deferred tax (benefit) expense	(3,021)	(3,097)	(1,188)	(32,741)
Other comprehensive (loss) income, net of tax	(7,200)	(7,380)	(2,834)	(78,011)
Total comprehensive (loss) income	$(1,905)	$(2,829)	$16,451	$(44,306)

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended
	September 30, 2023			June 30, 2023
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$76,896	$1,055	5.37%	$3,578	$48	5.35%
Investment securities [2,3]	1,721,367	9,436	2.19%	1,819,486	10,103	2.22%
Loans [1,3,4]	2,096,814	24,823	4.63%	2,108,260	24,700	4.63%
Total interest-earning assets [1]	3,895,077	35,314	3.55%	3,931,324	34,851	3.51%
Cash and non-interest-bearing due from banks	37,964			38,154
Bank premises and equipment, net	8,428			8,546
Interest receivable and other assets, net	134,075			141,130
Total assets	$4,075,544			$4,119,154
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$230,085	$270	0.47%	$232,090	$234	0.41%
Savings accounts	266,770	229	0.34%	285,745	146	0.20%
Money market accounts	1,046,011	5,988	2.27%	948,670	4,292	1.81%
Time accounts including CDARS	217,467	1,555	2.84%	174,471	946	2.18%
Short-term borrowings and other obligations [1]	188,415	2,593	5.39%	372,308	4,873	5.18%
Total interest-bearing liabilities	1,948,748	10,635	2.17%	2,013,284	10,491	2.09%
Demand accounts	1,649,691			1,627,730
Interest payable and other liabilities	52,067			49,116
Stockholders' equity	425,038			429,024
Total liabilities & stockholders' equity	$4,075,544			$4,119,154
Tax-equivalent net interest income/margin [1]		$24,679	2.48%		$24,360	2.45%
Reported net interest income/margin [1]		$24,469	2.46%		$24,130	2.43%
Tax-equivalent net interest rate spread			1.38%			1.42%

	Nine months ended			Nine months ended
	September 30, 2023			September 30, 2022
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$28,710	$1,159	5.32%	$140,114	$832	0.78%
Investment securities [2,3]	1,797,054	29,731	2.21%	1,770,882	25,214	1.90%
Loans [1,3,4]	2,108,840	73,938	4.62%	2,196,173	70,944	4.26%
Total interest-earning assets [1]	3,934,604	104,828	3.51%	4,107,169	96,990	3.11%
Cash and non-interest-bearing due from banks	38,641			56,585
Bank premises and equipment, net	8,457			7,220
Interest receivable and other assets, net	137,428			159,994
Total assets	$4,119,130			$4,330,968
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$244,688	$758	0.41%	$296,239	$230	0.10%
Savings accounts	293,709	545	0.25%	342,704	93	0.04%
Money market accounts	982,729	11,365	1.55%	1,074,597	1,184	0.15%
Time accounts including CDARS	172,991	2,724	2.11%	144,807	209	0.19%
Short-term borrowings and other obligations [1]	260,973	10,182	5.14%	368	2	0.71%
Total interest-bearing liabilities	1,955,090	25,574	1.75%	1,858,715	1,718	0.12%
Demand accounts	1,689,615			1,999,433
Interest payable and other liabilities	49,819			49,747
Stockholders' equity	424,606			423,073
Total liabilities & stockholders' equity	$4,119,130			$4,330,968
Tax-equivalent net interest income/margin [1]		$79,254	2.66%		$95,272	3.06%
Reported net interest income/margin [1]		$78,497	2.63%		$94,122	3.02%
Tax-equivalent net interest rate spread			1.76%			2.99%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent in 2023 and 2022.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.